Exhibit 99.1

For immediate release

January 12, 2026

AtriCure Reports Preliminary Results for Fourth Quarter and Full Year 2025,

Provides Financial Outlook for 2026

MASON, Ohio, January 12, 2026 – AtriCure, Inc. (Nasdaq: ATRC), a leading innovator in surgical treatments and therapies for atrial fibrillation (Afib), left atrial appendage (LAA) management and post-operative pain management, today announced preliminary financial results for the fourth quarter and full year 2025 and provided 2026 financial guidance.

Preliminary, unaudited revenue for fourth quarter 2025 is expected to be $140.5 million, reflecting growth of approximately 13% over the fourth quarter of 2024 (12% on a constant currency basis). U.S. revenue is expected to be $114.3 million, reflecting growth of approximately 13%, and international revenue is expected to be $26.2 million, an increase of approximately 15% as reported (10% on a constant currency basis). Fourth quarter revenue was driven by continued strong growth in Pain Management, Open Ablation and Open AtriClip® devices.

Preliminary, unaudited revenue for full year 2025 is expected to be $534.5 million, reflecting growth of approximately 15% over full year 2024 (14% on a constant currency basis). Management now expects full year 2025 positive adjusted EBITDA of approximately $57 million to $59 million, and full year 2025 adjusted loss per share of approximately $0.18 to $0.21. The Company ended the year with approximately $167 million in cash and investments. Adjusted EBITDA, adjusted loss per share and constant currency revenue growth are non-GAAP measures. AtriCure will provide a reconciliation of non-GAAP measures to the related GAAP measure in the release of audited 2025 results. Management will discuss financial results on the fourth quarter and full year 2025 conference call in February.

“2025 marked another outstanding year for AtriCure, highlighted by strong growth and transformative innovation. We successfully launched several new products, completed enrollment in our standards changing LeAAPS trial, and drove significant leverage in the business, all while strengthening our commitment to advancing patient care,” said Michael Carrel, President and Chief Executive Officer of AtriCure. “Our 2025 results demonstrate robust operating performance and execution of our strategic initiatives and reinforce the long-term growth trajectory provided at our 2025 Investor Day. In 2026, we are confident in delivering increased adoption of our devices globally.”

2026 Financial Guidance

Management projects 2026 revenue of approximately $600 million to $610 million, reflecting growth of approximately 12% to 14% over full year 2025. Management also projects full year positive adjusted EBITDA of approximately $80 million to $82 million in 2026 and anticipates full year net income in 2026. Additionally, management expects continued positive cash flow for 2026.

About AtriCure

AtriCure, Inc. provides innovative technologies for the treatment of Afib and related conditions. Afib affects more than 59 million people worldwide. Surgeons around the globe use AtriCure technologies for the treatment of Afib, reduction of Afib related complications and post-operative pain management. AtriCure’s Isolator® Synergy™ Ablation System is the first medical device to receive FDA approval for the treatment of persistent Afib. AtriCure’s AtriClip® Left Atrial Appendage Exclusion System products are the most widely sold LAA management devices worldwide. AtriCure’s Hybrid AF™ Therapy is a minimally invasive procedure that provides a lasting solution for long-standing persistent Afib patients. AtriCure’s cryoICE cryoSPHERE® and cryoXT® probes are cleared for temporary ablation of peripheral nerves to block pain, providing pain relief in cardiac, thoracic and amputation procedures. For more information, visit AtriCure.com or follow us on X @AtriCure.

Forward-Looking Statements

Except for historical information, certain statements in this press release, including financial guidance and outlook, are forward-looking in nature and are subject to risks, uncertainties and assumptions about us. Our business and operations are subject to a variety of risks and uncertainties and, consequently, actual results may differ materially from those projected by any forward-looking statements. These risks and uncertainties include, but are not limited to, the following: our estimate of the market for our products; the rate and degree of market acceptance of our products; negative clinical data; competition from existing and new products and procedures, including the development of drugs or catheter-based technologies; our reliance on independent distributors to sell our products; inventory-related charges; the timing of and ability to obtain and maintain regulatory clearances and approvals for our products; impacts of rising healthcare costs; our ability to comply with extensive FDA regulations; the timing of and ability to obtain third party payor reimbursement of procedures utilizing our products; unfavorable publicity; the potential impact of any acquisitions, mergers, dispositions, joint ventures or investments we may make; disruptions to our manufacturing operations; the impact of tariffs or other restrictive trade measures; our failure to properly manage growth; disruptions of critical information systems or material breaches in the security of our systems; our ability to manage our intellectual property rights to provide meaningful protection; fluctuation of quarterly financial results; fluctuations in foreign currency exchange rates; reliance on third party manufacturers and suppliers; and litigation, administrative or other proceedings. These risks and uncertainties, as well as others, are discussed in greater detail in our filings with the Securities and Exchange Commission (“SEC”), including our Annual Report on Form 10-K for the year ended December 31, 2024 filed with the SEC on February 14, 2025, and our quarterly reports on Form 10-Q. There may be additional risks of which we are not presently aware or that we currently believe are immaterial which could have an adverse impact on our business. Any forward-looking statements are based on our current expectations, estimates and assumptions regarding future events and are applicable only as of the dates of such statements. We make no commitment to revise or update any forward-looking statements in order to reflect events or circumstances that may change.

CONTACTS:

Angie Wirick

AtriCure, Inc.

Chief Financial Officer

(513) 755-5334

awirick@atricure.com

Marissa Bych

Gilmartin Group

Investor Relations

(415) 991-5386

marissa@gilmartinir.com